Exhibit 10.1

MUTUAL TERMINATION AGREEMENT AND GENERAL RELEASE

This Mutual Termination Agreement and General Release (“Agreement”), entered into by and between Alexander W. Smith (“you”, “your” or the “Employee”) on the one hand, and Pier 1 Services Company (“Company”) and Pier 1 Imports, Inc. (“Parent”) on the other hand (each, a “Party”, and collectively, the “Parties”) as of September 2, 2016, arises from the termination of your employment relationship with the Company. Company, Parent, their subsidiaries and affiliates are together sometimes referred to herein as “Pier 1”.

This Agreement is legally-binding. You are hereby advised to consult with an attorney before signing it.

The Board of Directors of Parent has determined not to renew the Employment Agreement (Second Renewal and Extension), dated as of June 13, 2012 between you and Parent (the “Employment Agreement”), and accordingly, the Parties have mutually agreed that the Employee’s employment with Pier 1 will terminate on December 31, 2016, or such earlier date as any Party may elect upon written notice to the other; provided, that, if such written notice is given by you, you shall provide at least 10 days’ prior written notice to Parent (the date of termination of employment being the “Termination Date”). Capitalized terms used but not defined herein shall have the meanings provided in the Employment Agreement.

You hereby resign, as of the Termination Date, from all positions as an officer, director or trustee of Pier 1 and with respect to any employee benefit plan or other arrangement or accommodation of Pier 1 as to which you have been designated as an officer, director, agent, trustee or other capacity. You agree to provide Pier 1 with such additional documentation as they may request in connection with such resignations.

1. Separation Benefits. In connection with your termination, you will receive, on the Termination Date and thereafter as the case may be, the amounts that would be due to you under Section 7(b) of the Employment Agreement for a without Cause termination, as well as any monies or benefits to which you are already otherwise entitled under the plans and arrangements described on Annex A to this Agreement (the “Other Retirement Benefits”). You acknowledge that these payments and benefits and the other obligations of Pier 1 hereunder represent good and sufficient consideration for your promises, covenants and releases set forth in this Agreement. The Parties recognize that for tax purposes you will be deemed vested in any restricted stock of Parent held by you as of the execution of this Agreement, and therefore, the necessary shares shall be cancelled to cover any taxes on such amounts in accordance with the terms of the grants as if such date of redemption was the vesting dates under the grants. Notwithstanding the foregoing, the remaining shares under the restricted stock grants shall not be available to you until the actual vesting dates as provided in the applicable grant agreements.

2. General Release. In consideration of the Company’s obligations under this Agreement, certain of which you are otherwise not entitled, you – on behalf of yourself, your family, assigns, representatives, agents, estate, heirs, beneficiaries, executors, administrators, successors, and/or attorneys, if any — waive and release Pier 1, and all of their current and former respective officers, directors, employees, representatives and agents, including their successors and assigns (collectively the “Releasees”), with respect to any and all claims, losses, liabilities, obligations and causes of action, known and unknown, arising out of, connected with, or relating to, up to the date you execute this Agreement: (i) your employment; (ii) the Releasees’ refusal or failure to continue your employment; or (iii) the termination of your employment, including, but not limited to, claims for compensation, commissions, bonuses, stock options, other wages and benefits, breach of contract, wrongful termination, impairment of economic opportunity, intentional infliction of emotional distress, claims based on personal injury, work-related accident, any breach of implied or express covenant of good faith and fair dealing, violation of public policy, or any other contract, tort or personal injury claim, or claim based on any municipal, state or federal statute, regulation or ordinance relating to employment, employment discrimination or retaliation, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000 et seq.; The Civil Rights Act of 1866, as amended, 42 U.S.C. § 1981; The Civil Rights Act of 1991, as amended, 42 U.S.C. § 1981a; The Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq.; Americans With Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; Fair Labor Standards Act, as amended, 29 U.S.C. § 201, et seq.; Equal Pay Act, as amended, 29 U.S.C. § 201 et seq.; National Labor Relations Act, as amended, 29 U.S.C. § 151 et seq.; Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq., Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1000 et seq.; Family and Medical Leave Act, as amended, 29 U.S.C. § 2601, et seq.; Chapter 21 of the Texas Labor Code or any other statute, rule, regulation, ordinance, or common civil or other law, or judicial or administrative interpretation whether promulgated by Federal, State, local or other jurisdiction or political subdivision. This Agreement extinguishes any potential monetary recovery from employment discrimination claims you may have relating to your employment with the Company and the termination of your employment existing on the date you execute this Agreement.

Nothing in this Agreement will prevent you from initiating or participating in any State or Federal agency administrative proceeding including proceedings before the Equal Employment Opportunity Commission or from testifying at an administrative hearing, deposition, or in court in response to a lawful subpoena.

This Agreement does not release or terminate any of your rights pursuant to the Indemnification Agreement dated January 18, 2011, between you and Parent and the associated confirmation agreement (the “Indemnification Agreement”) or to indemnification pursuant to any other agreement with Pier 1 or their bylaws, or your rights to the Other Retirement Benefits or coverage under Pier 1’s director’s and officer’s insurance policies, which shall continue in full force and effect in accordance with their respective terms. In addition, this Agreement does not release or waive any claims or rights that you may now or hereafter have arising out of, in connection with or related to any current or future legal proceedings or matters against you by any third party involving your service with the Company. This Agreement does not release or waive your rights as an employee to (i) any vested benefits under a benefit plan which by its terms specifically provides for the vesting of benefits prior to or upon the Termination Date, (ii) convert any insured benefits under an employee benefit plan to the extent the plan allows conversion, or (iii) maintain your medical insurance in force as provided by the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA).

You agree to sign and deliver to the Company within 10 days of the Termination Date the certification attached as Exhibit A to this Agreement.

3. Non-Assignment. You represent and warrant that you have not assigned to any third party any claim involving the Releasees or authorized any third party to assert on your behalf any claim against the Releasees. If a third party asserts a claim against the Releasees on your behalf or includes you as a class member in any class action involving any claim released under this Agreement, you shall not accept any benefits or damages relating to or arising out of such claim.

4. Return of Property. You represent and warrant that you will return on or prior to the Termination Date all property, equipment, documents and other tangible things, including keys, cell phones, pagers, corporate credit cards, and laptops or other computers of Pier 1 — except for documents reflecting your compensation and benefits (Other Retirement Benefits) while employed by Pier 1 — in accordance with Company’s policies and rules, effective on your last day of work with the Company, or if you failed to do so, you agree to do so immediately upon finding any such items in your possession. You represent and warrant that you have not, and you agree that in the future you shall not, destroy, alter, erase, or otherwise change any software, data, or other information belonging to Pier 1. Further, you hereby consent to pay Company the value of any property, equipment and tangible things that you fail to return in accordance with this Agreement and any monies you owe Pier 1 with regard to personal expense charges.

5. Confidential Information and Trade Secrets. You acknowledge that during your employment with Company, you have been given access to and use of trade secrets, proprietary data, or other confidential information, which were developed at considerable effort and expense, and which if acquired by competitors of Pier 1 would give them an unfair business advantage. You understand and agree that this information, if used by or disclosed to anyone but Pier 1 and its employees with a need to know, will place Pier 1 at a competitive disadvantage. You further acknowledge that you have not used or disclosed such trade secrets, proprietary data, or other confidential information during your employment with Company, except as authorized in writing by Company or in the normal exercise of your job duties for the benefit of Pier 1.

You agree that you shall not, without the prior express written consent of the Company, directly or indirectly communicate or disclose, or use for your benefit or the benefit of any other person, firm, association, or corporation, any of the Releasees’ trade secrets, proprietary data or other confidential information, which trade secrets, proprietary data and other confidential information were communicated to or otherwise learned or acquired by you during your employment relationship with the Company, except that you may disclose such matters to the extent that disclosure is required (a) at the Company’s direction or (b) by a lawful subpoena or other similar legal process of a court or other governmental agency of competent jurisdiction; provided, that, you give the Company prompt written notice of such legal process and that you reasonably cooperate with the Company in seeking a protective order. For so long as such matters remain trade secrets, proprietary data, or other confidential information, you agree that you will not use such trade secrets, proprietary data, or other confidential information in any way or in any capacity other than as expressly consented to by the Company.

Nothing in the above paragraph shall be construed to restrict you from using your general knowledge, skills, and experience acquired during your employment with the Company in future employment whether or not such employment is with a direct competitor of Pier 1.

Such trade secrets, proprietary data, or other confidential information include, but are not limited to, the following: information concerning strategic marketing plans or product development plans; cost or pricing information; vendor or supplier information; business plans or methods; customer lists or data; information regarding proposed joint ventures, mergers, acquisitions, and other such anticipated or contemplated business ventures of Pier 1; projects, whether completed, in progress, or only contemplated; real estate plans and strategy; investment opportunities and other information related to investments of Pier 1, whether past, present or future; confidential financial information; financial planning and analysis modeling and methodology; intellectual property; financial accounting and reporting; tax planning and strategy; personnel information; ideas; discoveries; designs; inventions; improvements; know-how; writings and other works of authorship; computer programs; accounting information; lists; analyses; studies; technology; programs; flow charts; information regarding products or techniques; strategies; or, any other business information that relates in any manner to the actual or anticipated business of Pier 1, and which they have not intentionally disclosed to its competitors or to the general public.

The obligations set forth herein shall be in addition to any other confidentiality obligations that you may have to any of the Releasees.

You further acknowledge that the injury the Releasees will suffer in the event of your breach of any covenant or agreement set forth in Sections 5, 6, 7 or 8 herein cannot be compensated by monetary damages alone, and you therefore agree that the Releasees, in addition to and without limiting any other remedies or otherwise, shall have the right to obtain an injunction against you.

Notwithstanding the foregoing or any other provision in this Agreement or otherwise, nothing herein shall prohibit you from reporting possible violations of federal or state law or regulation to any governmental agency or entity or self-regulatory organization including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation (it being understood that you do not need the Company’s prior authorization to make any such reports or disclosures and you are not required to notify the Company that you have made such reports or disclosures).

Non-compliance with the disclosure provisions of this Agreement shall not subject you to criminal or civil liability under any federal or state trade secret law for the disclosure of a Company trade secret: (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney in confidence solely for the purpose of reporting or investigating a suspected violation of law; (ii) in a complaint or other document filed in a lawsuit or other proceeding, provided that any complaint or document containing the trade secret is filed under seal; or (iii) to an attorney representing you in a lawsuit for retaliation by the Company for reporting a suspected violation of law or to use the trade secret information in that court proceeding, provided that any document containing the trade secret is filed under seal and you do not disclose the trade secret, except pursuant to court order.

6. Nondisparagement. You shall not knowingly make any untrue, misleading, or disparaging statements, or comments concerning the Releasees. During their tenure, the current Executive Officers and members of the Board of Directors of Parent shall not knowingly make any untrue, misleading, or disparaging public statements or comments about you. The Parties agree that the commitments in this paragraph will not limit or prohibit them from testifying truthfully, or providing truthful information in connection with any pending or threatened legal proceeding or to any governmental agency or as otherwise required by law.

7. Restrictive Covenants. You acknowledge and agree that the restrictive covenants contained in Section 8 of the Employment Agreement shall continue to apply after the Termination Date pursuant to the terms and conditions set forth therein.

8. Cooperation. You agree to cooperate with Pier 1 at such reasonable times and places as may be reasonably requested, and to provide all information that may be reasonably requested with respect to any matter involving your present or former relationship with Pier 1, the work you have performed for Pier 1, or present or former employees, so long as such requests do not unreasonably interfere with any other job or significant personal activity in which you are engaged. This specifically includes your assistance in regulatory inquiries, investigations and litigation matters, including depositions and/or court appearances in connection therewith, which may include appearances in other states. Pier 1 will make every effort to schedule these matters at times and locations convenient for you should they arise. The Company will reimburse you for reasonable expenses, such as telephone, travel, lodging, and meal expenses, you incur at the request of Pier 1, consistent with the Company’s generally applicable policies for employee expenses.

9. No Authority. As of your last day of employment with Company, you shall have no authority to obligate Pier 1 in any manner, and shall not enter into, or attempt to enter into, any contracts on their behalf. You shall not make any representation, warranty, or other statement, or take any action, that may be construed by a third party to indicate that you have authority to obligate Pier 1 or to enter into a contract on any of their behalf.

10. No Admission of Wrongdoing. This Agreement shall not in any way be construed as an admission of liability or as an admission that any of the Releasees or you have acted wrongfully with respect to each other. Each of the Releasees and you specifically deny and disclaim any such liability or wrongful acts.

11. Venue and Applicable Law. This Agreement shall be performed in Fort Worth, Texas, and the laws of the State of Texas shall govern the enforceability, interpretation and legal effect of this Agreement.

12. Interaction with the Employment Agreement. In the event that a Cause event (as defined in the Employment Agreement) arises prior to the Termination Date, Company may terminate you immediately and the provisions of this Agreement shall cease to apply; provided, however, that in the event of a violation described in Section 6(d)(iii) of the Employment Agreement with regard to the performance of your duties, if your employment terminates as a result of your resignation prior to the end of the 30 day cure period provided for therein, such termination will be treated as if you had cured such violation and the provisions of this Agreement shall continue to apply. Any assertion of Cause by the Company shall only be asserted if approved by a majority vote of the full Board of Directors of the Parent. In the event of your violation of Section 6(d)(v) as to material breach, Cause shall cease to exist at the time you terminate your employment if prior to the end of the 30-day cure period, but such termination shall not waive rights of the Company (other than with regard to a Cause termination pursuant to Section 6(d)(v) of the Employment Agreement) as a result of your material breach of the Employment Agreement. Other than a for Cause termination, this Agreement shall supersede the termination provisions of the Employment Agreement.

13. Arbitration. In the event that there is any claim or dispute arising out of or relating to this Agreement, or the breach thereof, and the parties hereto shall not have resolved such claim or dispute by negotiation or mediation, then such claim or dispute shall be settled exclusively by binding arbitration in Fort Worth, Texas, in accordance with the Texas Arbitration Act and the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association then in effect.  The arbitration shall be presided over by a panel of three neutral arbitrators, all three of whom will be selected by mutual agreement of you and the Company, or, in the absence of such agreement, by a court of competent jurisdiction. Judgment upon the award rendered by such arbitrators shall be entered by a district court sitting in Tarrant County, Texas, upon the application of either party. Any issues that cannot be arbitrated, or any relief that must be sought in any court, will be brought exclusively in any state district court sitting in Tarrant County, Texas.

14. Entire Agreement. This Agreement together with the agreements and plans described on Annex A constitute our entire agreement and supersedes any prior agreements or understandings between Company, Parent and you with respect to the subject matter herein, except for any confidentiality obligations referred to elsewhere herein. You acknowledge that you enter into this Agreement without reliance on any written or oral promise or representation, other than those contained in this Agreement.

15. Severability. If any provision of this Agreement shall be determined by a court to be void or unenforceable, the remaining provisions shall remain effective and legally binding, and the void or unenforceable term shall be deemed not to be a part of this Agreement.

16. Headings. The headings in each Section herein are for convenience of reference only and shall be of no legal effect in the interpretation of the terms hereof.

17. Waiver. If you breach any term of the Agreement, any delay by Parent or Company in enforcing the Agreement shall not be deemed a waiver or acceptance. No waiver shall bind Pier 1 unless supported by consideration, executed in writing by the party to be bound, and delivered to you by an authorized officer or agent.

18. Knowing and Voluntary Agreement. You are advised in writing to consult with an attorney before executing this Agreement. You acknowledge and agree that: (i) after you received a copy of this Agreement in writing you had adequate opportunity to review this Agreement; (ii) you fully understand its contents; (iii) you have been advised to consult an attorney before signing it; and (iv) you enter into this Agreement knowingly, voluntarily and after any consultations with your attorney or other advisor, as you deem appropriate.

19. Review Period, Execution and Revocation. In order for this Agreement to become effective, you must sign and return the original of this Agreement by 5:00 p.m., on September 23, 2016 (the “Due Date”) to Michael A. Carter at the offices of the Company.

You acknowledge that you will have had at least 21 calendar days from your receipt of this Agreement on September 2, 2016 to consider whether to accept its terms. Any changes to this Agreement, whether material or immaterial, shall not restart the running of the 21-day period.

After signing the Agreement and properly returning it to the Company, you shall have seven calendar days to consider whether to revoke it (the “Revocation Period”). If you choose to revoke this Agreement, you must do so by serving written notice to Pier 1 Services Company by facsimile at 817-252-8174, Attn: Legal Department, before the expiration of the Revocation Period and obtain written confirmation of delivery. You acknowledge that this Agreement shall become effective, fully enforceable and irrevocable upon the expiration of the seven-day period following your signing of this Agreement. This Agreement shall be null and void if: (i) you fail to execute and return the original of this Agreement on or prior to the Due Date; or (ii) you sign it within 21 days, but revoke your execution within seven calendar days after signing it.

[signature page follows]

IN WITNESS WHEREOF, this Mutual Termination Agreement and General Release has been executed by each of the listed Parties below.

EMPLOYEE:		PIER 1 SERVICES COMPANY, a Delaware statutory trust
Printed Name:Alexander W. Smith		By:	Pier 1 Holdings, Inc., a Delaware corporation, Its managing trustee

Signature:	/s/ Alex Smith	By:	/s/ Michael A. Carter
Date:	September 6, 2016	Name:	Michael A. Carter
Address:	100 Pier 1 Place Fort Worth, Texas 76102	Title:	Executive Vice President Compliance and General Counsel, Secretary
PIER 1 IMPORTS, INC.

		By:	/s/ Terry. E. London
		Name:	Terry E. London, Chairman of the Board of Directors
		Date:	September 6, 2016
		Address:	100 Pier 1 Place Fort Worth, Texas 76102
Attn:

Annex A

1.  Employment Agreement dated June 13, 2012
2.  Pier 1 Imports, Inc. Supplemental Retirement Plan
3.  Participation Agreement (to Pier 1 Imports, Inc. Supplemental Retirement Plan) dated November 9, 2007 by and between Alexander W. Smith and Pier 1 Imports, Inc.
4.  Pier 1 Benefit Restoration Plan II and associated rabbi trust
5.  Pier 1 Imports, Inc. Deferred Compensation Plan and associated rabbi trust
6.  Pier 1 Associates’ 401(k) Plan
7.  Pier 1 Imports, Inc. Stock Purchase Plan
8.  Non-Qualified Stock Option Agreement between Alexander W. Smith and Pier 1 Imports, Inc.
9.  Restricted Stock Award Agreements between Alexander W. Smith and Pier 1 Imports, Inc.

Exhibit A
Certification

I re-affirm the release (the “Release”) given in Section 2 of the Mutual Termination Agreement and General Release dated as of September 2, 2016 between me and Pier 1 Services Company and Pier 1 Imports, Inc. (the “Agreement”), as if it was signed on the date hereof and covered all matters through the date hereof.

I recognize that I have seven calendar days from my signing of this certification to revoke this certification, and that if I choose to revoke this certification, I must do so by serving written notice to Pier 1 Services Company by facsimile at 817-252-8174, Attn: Legal Department, before the expiration of the 7-day revocation period and obtain written confirmation of delivery. Any such revocation shall not affect the Release provided in the Agreement or the obligations therein to deliver a re-affirmation.

Name: Alexander W. Smith Date: